As filed with the Securities and Exchange Commission on July 31, 2017
Registration No. 333-193672

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-193672
UNDER
THE SECURITIES ACT OF 1933

Intrawest Resorts Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3681098
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
1621 18th Street, Suite 300
Denver, Colorado 80202
 (Address, including Zip Code, of Registrant’s Principal Executive Offices)

INTRAWEST RESORTS HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Karen Sanford
Chief General Counsel
Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, Colorado 80202
(303) 749-8200
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Paul Hilton
Hogan Lovells US LLP
1601 Wewatta St., Suite900
Denver, Colorado 80202
(303) 889-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-193672) (the “Registration Statement”), filed by Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 30, 2014, which registered the offering of an aggregate of 4,500,700 shares of the Company’s common stock, $0.01 par value.

The Company, Hawk Holding Company, LLC, a Delaware limited liability company (“Parent”), Hawk Holding Company, Inc., a Delaware corporation (“HHC”) and Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2017. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

The Merger became effective on July 31, 2017.

In connection with the Merger, further offerings pursuant to the Registration Statement have been terminated. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered under the Registration Statement that remain unsold under the above listed Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 31, 2017.

INTRAWEST RESORTS HOLDINGS, INC.
By:	/s/ Travis Mayer

Name:	Travis Mayer
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.